News Release

CONTACT:	Steve Dale (Media) (612) 303-0784 Judith Murphy (Analysts) (612) 303-0783

U.S. BANCORP ANNOUNCES DAVIS TO SUCCEED GRUNDHOFER AS CEO
IN DECEMBER 2006; GRUNDHOFER TO REMAIN CHAIRMAN
UNTIL DECEMBER 2007

MINNEAPOLIS (July 18, 2006) — Implementing an established succession plan, the board of directors of U.S. Bancorp (NYSE: USB) announced today that Richard K. Davis will succeed Jerry A. Grundhofer as president and chief executive officer effective following the U.S. Bancorp board meeting on December 12, 2006. Grundhofer will remain as chairman of the board until December 31, 2007. Davis was elected to the board of directors of U.S. Bancorp effective immediately.

Davis, 48, has been president and chief operating officer of U.S. Bancorp since October 2004. Grundhofer, 61, has been chief executive officer since 1993 and chairman of the board since 2002. Davis was vice chairman responsible for consumer and commercial banking from 2003 to 2004, and vice chairman or executive vice president of consumer banking from 1993 to 2003.

“U.S. Bancorp has been privileged to have Jerry lead the company as chief executive officer. Starting at Star Bank in 1993, with a market capitalization of approximately $1 billion dollars, to U.S. Bancorp today, with a market capitalization of $55 billion dollars, Jerry’s strategic vision and ability to execute have led us to the forefront of the banking industry,” said Jerry W. Levin, chairman of the governance committee of the U.S. Bancorp board of directors.

“Obviously, I’m proud of U.S. Bancorp and its employees, and all that we have accomplished here,” said Grundhofer. “Several years ago, I discussed with the board my desire to retire at age 62 after 40 years in banking. As part of that discussion, we put in place a succession plan that is now being successfully implemented. I’m delighted that Richard Davis is being promoted to CEO, and I am confident he will do an outstanding job. He has been and continues to be instrumental to the success of our company.”

Grundhofer and Davis have worked closely since 1993, when Grundhofer was named CEO of U.S. Bancorp (then known as Star Banc Corporation). One of his first acts was to recruit Davis to lead consumer banking. Grundhofer and Davis previously worked together at Security Pacific and Bank of America.

“Jerry has done a terrific job in building U.S. Bancorp to its current position as the sixth largest bank in the United States, with a powerful 24-state branch system, strong national businesses, and international payments capacities. I appreciate his leadership and mentoring and look forward to building on the very strong foundation he has established,” said Davis.

Davis has more than 28 years of experience in the banking industry and was a key leader in the successful mergers of Firstar Corporation with the U.S. Bancorp in 2001, Firstar with Mercantile Bancorporation in 1999, and Star Banc Corporation with Firstar in 1998. Davis joined the company in November 1993. Before that he was executive vice president of Bank of America and Security Pacific. He holds a bachelor’s degree in economics from California State University. He serves on the boards of Xcel Energy, Inc., the American Bankers Association, Minnesota Orchestra, the National Underground Railroad Freedom Center, Guthrie Theatre, Minneapolis YMCA, Visa U.S.A. and Visa International.

U.S. Bancorp, with assets of $213 billion, is the sixth-largest financial holding company in the United States. The company operates 2,434 banking offices and 4,966 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of U.S. Bank. Visit U.S. Bancorp on the web at www.usbank.com.

# # #